DELOITTE

NEWS RELEASE

CONTACTS:
                  Deloitte:                 Mintz & Partners:
                  Jacqui d'Eon              Andre D.J. Mazerolle
                  416-874-3670              416-644-4463
                  jdeon@deloitte.ca         andre_mazerolle@mintzca.com


DELOITTE & TOUCHE LLP AND MINTZ & PARTNERS LLP AGREE TO MERGE

TORONTO, DECEMBER 12, 2007 - Accounting and professional service firms Deloitte and Mintz & Partners have reached an agreement to join forces. It is expected that the firms will be in business together in January 2008.

Mintz & Partners has long been recognized for its professionalism and commitment to the development of its people, and the quality of its reputation for service is without question. "With nearly sixty years of experience, and a strong entrepreneurial culture, the business practices and values of Mintz & Partners complement ours," explains Alan MacGibbon, Deloitte's Managing Partner and Chief Executive.

"Joining with Deloitte is an exciting opportunity," says, Managing Partner Bryan
A. Tannenbaum. "We were initially drawn to Deloitte because we share the same values, particularly when it come to attracting and developing talented professionals. We've always been impressed by Deloitte's strength in Toronto, Canada and around the world - especially their commitment to serving entrepreneurial private companies and rapidly evolving public companies."

A team of 150 people, including 18 partners, from Mintz & Partners will join Deloitte's Private Company Services practice in Greater Toronto. The merger will enable Deloitte to enhance its service for Toronto's entrepreneurial companies and accelerate its development strategy in this market. "The union of our two firms will help us to achieve a common goal: to offer high-quality audit, tax and financial advisory services to strengthen our position as the most respected professional services firm in Greater Toronto and across Canada," explains David Keddy, Deloitte's Managing Partner, Greater Toronto, Private Company Services.



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Mintz & Partners is one of the leading accounting and advisory firms in Canada offering a comprehensive approach to accounting including public and private company assurance services, tax planning and compliance, financial advisory services and strategic advice. The firm focuses on Public Companies, Real Estate and Property Management, Manufacturing, Retail & Distribution, Sports & Entertainment, Non-Profit, and emerging markets such as China and South Asia.

Deloitte, one of Canada's leading professional services firms, provides audit, tax consulting, and financial advisory services through more than 7,600 people in 56 offices. Deloitte operates in Quebec as Samson Belair/Deloitte & Touche s.e.n.c.r.l. The firm is dedicated to helping its clients and its people excel. Deloitte is the Canadian member firm of Deloitte Touche Tohmatsu.